Exhibit 1

ADB Systems International Ltd.	Tel: 905.672.7467
6725 Airport Road, Suite 201	Fax: 905.672.5705
Mississauga, Ontario	Toll free: 1.888.287.7467
L4V 1V2 Canada	www.adbsys.com

NOTICE OF ANNUAL & SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the shareholders of ADB SYSTEMS INTERNATIONAL LTD. (the “Corporation”) will be held in Room 206, at the Holiday Inn, 370 King Street West, Toronto, Ontario, on Wednesday, June 23, 2004, at the hour of 3:00 o’clock in the afternoon for the following purposes:

1.               to receive and consider the Corporation’s financial statements for the financial year ended December 31, 2003, together with the report of the auditors thereon;

2.               to elect directors for the ensuing year;

3.               to appoint auditors for the ensuing year and to authorize the directors to fix their remuneration;

4.               to consider and, if deemed advisable, to pass an ordinary resolution authorizing the Corporation to enter into agreements with parties during the ensuing twelve month period providing for the issuance of securities by way of private placement or in connection with a business acquisition of up to 100% of the issued and outstanding shares of the Corporation as at the date of the Meeting; and

5.               to transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the management information circular accompanying this notice. In addition to the management information circular, a form of proxy, the audited financial statements of the Corporation for the fiscal year ended December 31, 2003 and the auditors’ report thereon, and the annual report of the Corporation also accompany this notice.

The board of directors of the Corporation have determined that shareholders registered on the books of the Corporation at the close of business on May 7, 2004 are entitled to notice of the Meeting and to vote at the Meeting.  Shareholders of the Corporation who are unable to attend the Meeting in person are requested to date and sign the enclosed form of proxy and return it in the enclosed envelope.  In order to be valid and acted upon at the Meeting, forms of proxy must be returned to the Corporation’s registrar and transfer agent, Equity Transfer Services Inc., at any time up to and including 5:00 p.m. on June 21, 2004, being the second business day immediately preceding the date of the Meeting, or any adjournments thereof, or with the Chairman of the Meeting prior to the commencement of the Meeting or any adjournments thereof.

DATED at Mississauga, Ontario this 11th day of May, 2004.

By order of the Board of Directors

C/s Jeffrey Lymburner

Jeffrey Lymburner
Chief Executive Officer